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                                                                     Exhibit 2.2

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This Agreement and Plan of Merger and Reorganization (this "Agreement") dated as of December 14, 2001, is by and among Open Solutions Inc. ("OSI"), a Delaware corporation; OSI Merger Corporation ("Merger Sub"), a Delaware corporation that is a wholly owned subsidiary of OSI; Imagic Corporation (the "Company"), a Tennessee corporation; and the stockholders of the Company listed in the attached signature pages (the "Stockholders").

         The parties desire that the Company be merged with and into Merger Sub (the "Merger") and become a wholly owned subsidiary of OSI, on the terms and conditions set forth in this Agreement. The parties intend (but no party represents, warrants, or promises) that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         The parties agree as follows:

         (Certain terms used in this Agreement are defined in Section 10 hereof.)

         1. CLOSING. Upon execution and delivery of this Agreement, a closing (the "Closing") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110.

         At or before the Closing, Merger Sub and the Company will execute a certificate of merger and articles of merger (collectively, the "Merger Certificates") substantially in the form of the attached Exhibits A-1 and A-2, respectively, and file them with the respective Secretaries of State of Delaware and Tennessee in order to cause the Merger to be effected in accordance with the laws of the States of Delaware and Tennessee. The Merger will be effective upon the filing of the Merger Certificates (the "Effective Time").

         At the Closing, each of the parties will also deliver the closing documents described in the attached Closing Documents Schedule. For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time. The date on which the Effective Time occurs is referred to herein as the "Closing Date."

         2. EFFECT OF MERGER. At the Effective Time, automatically and without further action:

         2.1. SURVIVING CORPORATION. The Company will be merged with and into Merger Sub and the separate existence of the Company will cease. Merger Sub will continue in existence as the surviving corporation in the Merger (the "Surviving Corporation"). The effect of the Merger will be as provided in the applicable provisions of this Agreement, the Delaware General Corporation Law, and the Tennessee Business Corporation Act, including that all of the respective properties, rights, privileges, powers, and franchises of Merger Sub and the Company will vest in the Surviving Corporation, and all of the respective debts, liabilities, and duties of Merger Sub and the Company will become the debts, liabilities, and duties of the Surviving Corporation.

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                                     - 2 -

         2.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. Merger Sub's certificate of incorporation and by-laws, respectively, as in effect immediately before the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation.

         2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, the respective officers and members of the Board of Directors of Merger Sub as of immediately prior to the Effective Time will continue in office as the officers and directors of the Surviving Corporation, subject to change from time to time in accordance with the Delaware General Corporation Law and the Surviving Corporation's certificate of incorporation and by-laws.

         2.4. CONVERSION OF COMPANY'S STOCK. The shares of the Company's capital stock issued and outstanding immediately before the Effective Time will be converted into and become the right to receive, subject to Sections 2.5 and 3 hereof, an aggregate of (i) 456,009 shares (the "Consideration Shares") of OSI's Common Stock, $0.01 par value per share, and (ii) cash in the amount of $1,807,775 (the "Cash Consideration"; and collectively, the Consideration Shares and the Cash Consideration, the "Merger Consideration"). Based in part on the representations and warranties of the Company and the Stockholders set forth in this Agreement, including representations and warranties with respect to the capitalization of the Company, each Stockholder will be entitled, subject to
Section 3 hereof, to receive the types and amounts of Merger Consideration indicated opposite such Stockholder's name in the attached Merger Consideration Schedule.

         2.5. ESCROW. Notwithstanding any other provision hereof, OSI will withhold a portion of the Merger Consideration and will not deliver it to the Stockholders but instead will deposit it in escrow pursuant to an escrow agreement substantially in the form of the attached Exhibit B, with such changes as the escrow agent (who will be chosen as promptly as practicable after the Closing and must be mutually satisfactory to OSI and the Stockholders) may reasonably request to secure the Stockholders' indemnification obligations hereunder. The Merger Consideration to be withheld and escrowed will be as shown in the attached Merger Consideration Schedule. OSI will deposit such withheld Merger Consideration into escrow as promptly as practicable following the selection of the escrow agent and the execution and delivery of the escrow agreement by all parties.

         Upon the final resolution of each of the following matters, the parties will cause to be released from escrow and delivered to the Stockholders in accordance with their respective entitlements thereto, cash in an amount equal to the excess, if any, of (i) $25,000, over (ii) the aggregate cost, if any, to the Surviving Corporation of finally resolving and settling the matter at issue:

         (1) The dispute with OnTrack referred to in Section 4.16 of the Company Disclosure Schedule (the "OnTrack Dispute").

         (2) The dispute with Bank of Naples referred to in Section 4.16 of the Company Disclosure Schedule (the "Bank of Naples Dispute"). .

         2.6. REGISTRATION RIGHTS. From and after any time at which OSI becomes a public company having a class of equity securities registered pursuant to Section 13 or 15 of the

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                                     - 3 -

Securities Exchange Act of 1934, as amended, if OSI proposes to engage in an underwritten public offering of shares of Common Stock to be offered for cash and registered under the Securities Act, OSI will notify the Stockholders who received Consideration Shares hereunder, and such Stockholders will be entitled to include their shares in such registration, provided, that (i) the form of registration statement that OSI proposes to use in connection with such offering permits the inclusion of such Consideration Shares for the accounts of the Stockholders, (ii) such Stockholders execute the form of underwriting agreement executed by OSI in connection with such offering and any other customary agreements or documents requested by OSI or the underwriters of such offering,
(iii) no Stockholder will be entitled to include shares in such registration or offering to the extent that this would reduce the number of shares to be included in such registration or offering for the account of any other stockholder of OSI having the contractual right to include shares in such offering (taking into account any limitations on such numbers of shares, including limitations requested by the underwriters for marketing reasons). These registration rights will terminate as to any Stockholder when such Stockholder's Consideration Shares have been resold pursuant to a registration statement, SEC Rule 144, or any exemption from registration under the Securities Act pursuant to which the transferee of such securities does not receive "restricted securities" within the meaning of SEC Rule 144, or when such Stockholder's Consideration Shares can be resold without volume limitation pursuant to SEC Rule 144(k).

         2.7. CONVERSION OF MERGER SUB'S SHARES. Each share of the common stock, $0.001 par value per share, of Merger Sub that was issued and outstanding immediately before the Effective Time will be converted into and become one share of the common stock, $0.001 par value, of the Surviving Corporation.

         3.       EXCHANGE OF CERTIFICATES. As of the Effective Time:

                  (a) Persons who immediately before the Effective Time were the holders of shares of the Company's capital stock will cease to be, and will have no rights as, holders of the Company's capital stock, but instead will have the right to receive Merger Consideration as provided in this Agreement.

                  (b) Stock certificates ("Certificates") that formerly represented shares of the Company's capital stock that have been converted into the right to receive Merger Consideration will be conclusively deemed to represent only the right to receive such Merger Consideration.

                  (c) The Stockholders will surrender all Certificates to OSI in exchange for the Merger Consideration into which the shares of the Company's capital stock formerly represented by such Certificates have been converted.

         Notwithstanding any other provision of this Agreement, no Stockholder will be entitled to receive any Merger Consideration until such Stockholder has surrendered to OSI the Certificates formerly representing the shares of the Company's capital stock that have been converted into the right to receive Merger Consideration.

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                                     - 4 -

         Neither OSI nor the Surviving Corporation nor any other person will be liable to any holder or former holder of shares of the Company's capital stock for any shares, or any dividends or other distributions with respect to shares, properly delivered to a public official pursuant to applicable abandoned-property, escheat, or similar Laws.

         In the event that any Certificate has been lost, stolen, or destroyed, then upon receipt by the Surviving Corporation of satisfactory evidence of the loss, theft, or destruction and of the ownership of the Certificate and a customary indemnification agreement, OSI or its paying agent will deliver the Merger Consideration deliverable in exchange for that Certificate.

         4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
STOCKHOLDERS.

         The Company and the Stockholders hereby represent and warrant to OSI as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached Company Disclosure Schedule.

         Each exception set forth in the Company Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement
(i) that is specifically identified in the Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule; provided, in either case, that the relevant facts are set forth in reasonable detail in the Company Disclosure Schedule.

         4.1. INCORPORATION; AUTHORITY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company has delivered to OSI copies of the Company's charter and by-laws, in each case including any and all amendments thereto and as in full force and effect.

         The Company is qualified to do business as a foreign corporation, and in good standing, in the jurisdictions referred to in Section 4.1 of the Company Disclosure Schedule, which are the only jurisdictions in which the natures of its properties and activities makes such qualification necessary, other than any jurisdictions in which the failure to be so qualified or in good standing would not result, in any case or in the aggregate, in a Material Adverse Effect.

         4.2. AUTHORIZATION AND ENFORCEABILITY. The Company has all requisite power and full legal right and authority (including the due and unanimous approval of all members of its Board of Directors and all of its stockholders, respectively) to enter into this Agreement, to perform all of its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, and binding agreement, enforceable against the Company in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

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                                     - 5 -

         4.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NONCONTRAVENTION, ETC. Except for the filing of the Merger Certificates, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, was or is required on the part of the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate any
(i) provision of the Company's charter or by-laws, (ii) Law, or (iii) agreement, instrument, or other obligation to which the Company is a party or by or to which the Company or any of its assets is bound or subject.

         4.4. CAPITALIZATION. The authorized and outstanding capital stock and other securities of the Company are as set forth in Section 4.4 of the Company Disclosure Schedule, and the Company does not have outstanding any other securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable, were issued in compliance with all applicable Laws, including securities laws, and all applicable preemptive or similar rights of any person, and are owned of record, and to the best of the Company's and the Stockholders' knowledge, beneficially, by the Stockholders as indicated in the Merger Consideration Schedule. No person has any valid right to rescind any purchase of the Company's capital stock or other securities.

         There are no outstanding convertible or exchangeable securities, options, warrants, or other rights to acquire from the Company any capital stock or other securities, nor any agreements or other obligations to which the Company is a party or by which it is bound to purchase or sell any capital stock or other securities.

         No stockholder of the Company has or will have any appraisal, dissenter's, or similar rights by reason of or in connection with the Merger or the other transactions contemplated hereby.

         4.5. SUBSIDIARIES. The Company does not have any subsidiaries or own any legal or beneficial interests in or to any other business enterprise or other person, nor is it party to or bound by any agreement, or otherwise obligated, to acquire any such interest.

         4.6. FINANCIAL STATEMENTS. OSI has received copies of the audited balance sheets of the Company as of December 31 in 1999 and 2000, respectively and the related audited statements of income, changes in stockholders' equity, and cash flows for the respective years ended on each of those dates, together with the related audit reports of Lattimore Black Morgan & Cain P.C., the Company's independent auditors, with respect to such financial statements.

         OSI has also received copies of the revised unaudited balance sheet of the Company as of October 31, 2001 (the "Most Recent Balance Sheet") and the related unaudited statement of income for the ten-month period ended on that date.

         All of the financial statements referred to in the preceding two paragraphs were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (in the case of the interim financial statements referred to in the preceding

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                                     - 6 -

paragraph, subject to the absence of footnotes and to adjustments consisting of normal year-end accruals, the effect of which absence of year-end accruals, both individually and in the aggregate, is not material). Each such balance sheet fairly presents the financial condition of the Company as of its date; and each such statement of income, changes in stockholders' equity, or cash flows fairly presents the results of operations, changes in stockholders' equity, or cash flows, as the case may be, of the Company for the period covered thereby.

         All accounts and notes receivable reflected on the Most Recent Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to the Company, and have been collected or are collectible in the recorded amounts thereof in accordance with their terms (net of any allowance for uncollectible accounts reflected in the Most Recent Balance Sheet).

         All of the Company's inventories (i) are of a quality and quantity sellable in the ordinary course of its business, (ii) reflect write-downs to realizable values in the case of items that have become obsolete or unsellable in the ordinary course of the Company's business, and (iii) are valued on the Company's books and records, and its financial statements, in accordance with the Company's customary inventory valuation policies and generally accepted accounting principles, in each case, consistently applied. All purchase commitments of the Company for inventories do not exceed its normal requirements and none are at prices materially in excess of current market prices.

         4.7. ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 4.7 of the Company Disclosure Schedule, since December 31, 2000, there has not been:

         (a) any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by the Company of any material properties or assets, or
(ii) other transaction by, or any agreement or commitment on the part of, the Company, other than those in the ordinary course of business that have not caused and will not cause, either in any case or in the aggregate, a Material Adverse Effect;

         (b) any material change in the condition (financial or otherwise), properties, assets, liabilities, investments, revenues, expenses, income, operations, or business of the Company, or, to the Company's knowledge, in any of its relationships with any suppliers, customers, or other third parties with whom it has financial, commercial, or other business relationships, other than changes in the ordinary course of business that have not caused and will not cause, either in any case or in the aggregate, a Material Adverse Effect;

         (c) any transaction by the Company with any of its Affiliates, other than the payment of compensation and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

         (d) any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or could reasonably be expected to cause, a Material Adverse Effect;

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                                     - 7 -

         (e) any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, or property or otherwise) in respect of any shares of the capital stock or other securities of the Company;

         (f) any issuance of any shares of the capital stock or other securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any shares of its capital stock or other securities;

         (g) any change in the officers, directors, key employees, or independent contractors of the Company;

         (h) any labor trouble or claim of unfair labor practices involving the Company, any increase in the compensation or other benefits payable or to become payable by the Company to any of its Affiliates, or to any of the respective officers, employees, or independent contractors of the Company, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors;

         (i) any forgiveness or cancellation of any debt or claim by the Company or any waiver by the Company of any right of material value, other than compromises of accounts receivable in the ordinary course of business;

         (j) any incurrence or any payment, discharge, or satisfaction by the Company of any Indebtedness or any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including liabilities, as guarantor or otherwise, with respect to obligations of others), other than (A) current liabilities included in the Most Recent Balance Sheet, and (B) current liabilities to persons other than Affiliates of the Company incurred since the date of such balance sheet in the ordinary course of business;

         (k) any incurrence, discharge, or satisfaction of any Lien (A) by the Company, or (B) on any of the capital stock, other securities, properties, or assets owned or leased by the Company;

         (l) any change in the financial or tax accounting principles, practices, or methods of the Company (including with respect to the basis or method of allocating to the Company any costs of goods or services shared with or provided by any Affiliate of the Company or any other business enterprise); or

         (m) any agreement, understanding, or commitment by or on behalf of the Company, or by or on behalf of its respective Affiliates, directors, officers, employees, agents, or representatives, whether in writing or otherwise, to do or permit any of the things referred to in this Section 4.7 with respect to the Company.

         4.8.     PROPERTIES, LEASES, ETC.

         (a) TITLE TO PROPERTIES; CONDITION OF PERSONAL PROPERTIES. The Company has (i) good and marketable title to all of the assets and properties owned by it, including all assets and properties reflected in the Most Recent Balance Sheet (in each case excluding any assets and properties sold or otherwise disposed of to persons other than Affiliates in the ordinary course of

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                                     - 8 -

business since the date of such balance sheet), (ii) good and marketable title to the lessee interest in all assets and properties leased by it as lessee, and
(iii) full right to hold and use all of the respective assets and properties used in or necessary to its businesses and operations, in each case all free and clear of all Liens. All such tangible assets and properties are in good condition and repair, reasonable wear and tear excepted, and together with such intangible assets, are adequate and sufficient to carry on its business as presently conducted and as proposed to be conducted in the near term.

         (b) NO OWNED REAL PROPERTIES. The Company does not own, and has never owned, any real property or any interest (other than a leasehold interest) in any real property.

         (c) LEASED PROPERTIES. Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which the Company is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $5,000 and total remaining rental payments of less than $10,000, have been delivered to OSI. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by the Company or, to the best of the Company's knowledge, the other party thereto. The Company's respective leasehold interests are subject to no Lien, and the Company is in quiet possession of the properties covered by such leases. No provision of any real property lease or sublease to which the Company is a party restricts the Company's right to remove at the end of the applicable lease term any machinery, equipment, or leasehold improvements. The Company has established adequate reserves, which are reflected in the Most Recent Balance Sheet, for the anticipated costs of any property renovation and repairs to their leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

         4.9. INDEBTEDNESS. The Company has no Indebtedness outstanding except as described in Section 4.9 of the Company Disclosure Schedule. The Company is not in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or its operation of any business. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been furnished to OSI.

         4.10. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Most Recent Balance Sheet, or incurred after the date of such balance sheet in the ordinary course of business other than in connection with transactions with Affiliates, the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including in respect of matters that are the subject of other or more specific representations and warranties set forth in this Agreement.

         4.11.    INTELLECTUAL PROPERTIES.

         (a) Section 4.11 of the Company Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, registered copyrights, and

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                                     - 9 -

intellectual property licenses that are used in the businesses of the Company as now being conducted, other than licenses by the Company as licensee of off-the-shelf software programs that have not been customized for its use and that are not incorporated into the Company's products or otherwise distributed by the Company (collectively, and together with all unregistered copyrights, technology, know-how, trade secrets, processes, formulas, and techniques that are material to the Company's businesses, the "Intellectual Properties"). The Company owns, or is licensed or otherwise has the full and unrestricted exclusive right to use, all Intellectual Properties without the payment of royalties or other further consideration, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are material to the conduct of the businesses of the Company.

         (b) In any instance where the Company's rights to Intellectual Properties arise under a license or similar agreement (other than for off-the-shelf software programs that have not been customized for its use), this is indicated in Section 4.11 of the Company Disclosure Schedule and such rights by their terms are licensed exclusively to the Company except as indicated in
Section 4.11 of the Company Disclosure Schedule. No other person has an interest in or right or license to use any of the Intellectual Properties purported to be owned by the Company, or to the best of the Company's and the Stockholders' knowledge, any of the Intellectual Properties that by their terms are exclusively licensed to the Company. To the best of the Company's and the Stockholders' knowledge, none of the Intellectual Properties is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to any of the Intellectual Properties purported to be owned by the Company, or to the best of the Company's and the Stockholders' knowledge, any of the Intellectual Properties that by their terms are exclusively licensed to the Company, is pending (as evidenced by the Company's receipt of service of process or other written notice of such pendency), or to the best of the Company's and the Stockholders' knowledge, threatened, nor, to the best of the Company's and the Stockholders' knowledge, is there any basis for any such litigation or proceeding. The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Intellectual Properties as constitute trade secrets or other confidential information.

         (c) Neither the Company nor, to the best of the Company's and the Stockholders' knowledge, any current or past employee or contractor of the Company in connection with his or her employment or contractual relationship with the Company, has infringed or made unlawful use of, or is infringing or making unlawful use of, any intellectual property or other proprietary or confidential information of any other person. To the best of the Company's and the Stockholders' knowledge, the activities of the Company's current and past employees and contractors in connection with their employment or contractual relationships with the Company did not and do not violate any agreements or arrangements with any former employer or other person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitratory, or administrative body) charging the Company with infringement or unlawful use of any patent, trademark, service mark, trade name, logo, copyright, trade secret, or other proprietary right is pending, or to the best of the Company's and the Stockholders' knowledge, threatened; nor, to the best of the Company's and the Stockholders' knowledge, is there any basis for any such litigation or proceeding.

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                                     - 10 -

         (d) To the best of the Company's and the Stockholders' knowledge, the current employees and contractors of the Company are not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with their agreements and obligations to use their best efforts to promote the interests of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

         4.12.    TAXES.

         (a) FILING OF TAX RETURNS AND PAYMENT OF TAXES. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the date of the Closing in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of the Company. OSI has received copies of all Tax Returns filed by or with respect to the Company, and all relevant documents and information with respect thereto, including examination reports and statements of deficiencies assessed against or agreed to by the Company.

         (b) AUDIT HISTORY. No taxing authority has ever audited or notified the Company or any Stockholder of an intention to audit any Tax Return of the Company.

         (c) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company.

         (d) LIENS. There are no Liens for Taxes on the assets of the Company.

         (e) EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF TAXES. The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

         (f) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. The Company has not requested or been granted an extension of the time for filing any Tax Return.

         (g) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of the Company's and the Stockholders' knowledge, threatened, against or with respect to (i) the Company, or (ii) any Affiliated Group with respect to a taxable period during which the Company was a member of such Affiliated Group.

         (h) NO FAILURES TO FILE TAX RETURNS. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

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                                     - 11 -

         (i) MEMBERSHIP IN AFFILIATED GROUPS, ETC. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

         (j) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

         (k) WITHHOLDING TAXES. The Company has withheld and paid all Taxes required to have been withheld or paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

         (l) SECTION 341(f) CONSENT. The Company has not filed any consent under Code Section 341(f) (which section relates to collapsible corporations).

         (m) PARACHUTE PAYMENTS. The Company has not made any payment, nor is it obligated to make any payment nor party to or bound by any agreement that under any circumstances could obligate it to make any payment that would not be deductible under Section 280G of the Code.

         (n) DISTRIBUTIONS; ACQUISITIONS OF SHARES. The Company has not made, and will not make, any distributions in respect of its capital stock (including in redemption of any share of capital stock or as a dividend or other distribution in respect of any share of capital stock) in contemplation of the Merger or during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time. Neither the Company nor any corporation that is related to the Company within the meaning of Treas. Reg. Section 1.368-1(e)(3), nor any partnership in which the Company or any such corporation is a partner, has acquired or will acquire any shares of the Company's capital stock in contemplation of the Merger or during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time.

         (o) SALES TAXES, ETC. The Company has duly collected and remitted to the appropriate taxing authorities all sales, use, transfer, and similar taxes required to have been collected or remitted by it.

         4.13.    EMPLOYEE BENEFIT PLANS.

         (a) Except as described in Section 4.13 of the Company Disclosure Schedule, the Company does not now maintain or contribute to, and has not in the current or preceding six calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth in Section 4.13 of the Company Disclosure Schedule is hereinafter referred to as an "Employee Benefit Plan," except that any such arrangement that is a multi-employer plan will be treated as an Employee Benefit Plan only for purposes of Sections 4.13(d)(iv), (vi), and (viii) and 4.13(g) below.

         (b) OSI has received copies of each Employee Benefit Plan, and with respect to each such plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six preceding calendar years, and (iii) the most recently received Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings.

         (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the United States Internal Revenue Code of 1986, as amended (the "Code") and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Benefit Plan which is intended to qualify under
Section 501(c)(9) of the Code is specifically so identified in Section 4.13 of the Company Disclosure Schedule and has been determined by the IRS to be so qualified, and to the best of the Stockholder's knowledge, nothing has occurred since the date of the last such determination as to each such plan or trust that has resulted or is likely to result in the revocation of such determination as to such plan or trust.

         (d) (i) There is no pending, or to the best of the Company's and the Stockholders' knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the best of the Stockholder's knowledge, any fiduciary or service provider thereof, and to the best of the Company's and the Stockholders' knowledge, there is no basis for any such legal action, proceeding, or investigation.

                  (ii) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Company or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

                  (iii) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA affiliate of the Company, which is subject to Title IV of ERISA.

                  (i) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

                  (ii) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Employee Benefit Plan.

                  (iii) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

                  (iv) No benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing) except as required by applicable law.

                  (v) The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

         (e) There is no Employee Benefit Plan for which a separate fund of assets is or is required to be maintained.

         (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

         (g)      No Employee Benefit Plan is a multi-employer plan.

         (h) For purposes of this Section 4.13, "multi-employer plan," "party in interest," "current value," "accrued benefit," "reportable event," and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "ERISA affiliate" means any entity that under
Section 414 of the Code is treated as a single employer with the Company.

         4.14.    SAFETY AND ENVIRONMENTAL MATTERS.

         (a) None of the plants, offices, or properties in or on which the Company carries on business nor any of the activities carried on by it are in violation of any Law relating to health or safety, including the Occupational Safety and Health Act of 1970, as amended, or to the best of the Company's and the Stockholders' knowledge (without having undertaken any investigation with respect thereto), any Law relating to zoning.

         (b) Neither the Company, nor to the best of the Company's and the Stockholders' knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company, has violated or allegedly violated, or is in violation or alleged violation, of any Laws relating to environmental matters.

         4.15. LABOR RELATIONS. The Company is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the best of the Company's and the Stockholders' knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including the National Labor Relations Board.

         The employment or contractual relationship of the Company with each of its current and former employees and contractors of the Company have been and are "at will," and may be terminated by the Company at any time, for any reason or no reason, without the Company's payment or providing of any severance or other benefits except as required by applicable federal and state laws.

         4.16. LITIGATION. No litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending, or to the best of the Company's and the Stockholders' knowledge, threatened, against the Company, nor is there any basis therefor known to the Stockholders.

         4.17. CONTRACTS. Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements of any kind, written or oral, that are legally enforceable by or against or otherwise binding on the Company, other than any agreement that is cancellable at the Company's option, without penalty, on 30 days' notice or less and which does not by its terms call for, nor could reasonably be expected to result, in payments to or from the Company in excess of $5,000. All of such agreements are in full force and effect, and neither the Company, nor to the best of the Company's and the Stockholders' knowledge, any other party thereto, is in default under or material breach thereof, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of the Company, or to the best of the Company's and the Stockholders' knowledge, any other party thereto. No approval or consent of any person that has not already been obtained and is listed in Section 4.17 of the Company Disclosure Schedule is needed in order that such agreements continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such agreement includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby. OSI has received copies of all such agreements, including all amendments, modifications, and supplements thereto.

         4.18. INSURANCE. Section 4.18 of the Company Disclosure Schedule lists the policies of theft, fire, liability, worker's compensation, life, property and casualty, and other insurance owned or held by the Company. All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all contractual obligations of the Company; are valid, outstanding, and (to the best of the Company's and the Stockholders' knowledge) enforceable policies and provide that they will remain in full force and effect through the respective dates set forth in the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the Merger and the other transactions contemplated by this Agreement.

         4.19.    BANK ACCOUNTS, SIGNING AUTHORITY, POWERS OF ATTORNEY. Section
4.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company, and all persons with signing or other authority to act with respect thereto or to borrow money or sign notes on behalf of the Company.

         4.20. PERSONNEL. The names and current compensation of each employee and independent contractor of the Company are as set forth in Section 4.20 of the Company Disclosure Schedule.

         4.21. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of the Company or the Stockholders in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

         4.22. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. The Company has complied with, and is in compliance with, (a) all Laws, (b) all unwaived terms and provisions of all agreements to which the Company is a party, or by which the Company is bound or to which the Company or any of its properties is subject, and (c) its charter and by-laws, respectively, each as amended to date. The Company has not been charged with, or to the best of its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation. The Company has and maintains (and Section 4.22 of the Company Disclosure Schedule sets forth a list of) all such licenses, permits, and other authorizations of governmental authorities as are necessary for or material to the conduct of its businesses or in connection with the ownership or use of its properties, all of which are in full force and effect, copies of all of which have previously been delivered to OSI, and except as described in Section 4.22 of the Company Disclosure Schedule, none of which will terminate or otherwise be adversely affected as a result of the consummation of the Merger and the other transactions contemplated hereby.

         4.23. SUPPLIERS AND CUSTOMERS. The relationships of the Company with its suppliers and customers are good commercial working relationships and no such supplier or customer in the past twelve months has canceled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company. Neither the Company nor any of the Stockholders has any knowledge or reason to believe that any supplier or customer of the Company intends to cancel or terminate or otherwise substantially to modify its relationship with the Company or to decrease materially such supplier's provision of products or services to the Company, or such customer's usage or purchase of the Company's products or services, as the case may be; and to the best of the Company's and the Stockholders' knowledge, the consummation of the Merger and the other transactions contemplated hereby will not adversely affect the relationship of the Company with any of its suppliers or customers.

         4.24. DISCLOSURE. No representation or warranty of the Company or the Stockholders in this Agreement (including the exhibits and schedules hereto, but excluding the several representations and warranties of the Stockholders set forth in Section 5 hereof) or in any other agreement, instrument, certificate, or other document delivered by any of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         5. REPRESENTATIONS OF THE STOCKHOLDERS. Each of the Stockholders, severally and not jointly, hereby represents and warrants, with respect to himself, herself, or itself only, as follows:

         5.1. AUTHORIZATION AND ENFORCEABILITY. Such Stockholder has all requisite power and full legal right and authority (including, with respect to any Stockholder that is not a natural person, due approval of its Board of Directors and stockholders, or the persons holding similar offices, respectively) to enter into this Agreement, to perform all of his, her, or its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby.

         5.2. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NONCONTRAVENTION, ETC. No consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of such Stockholder in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate any agreement, instrument, or other obligation to which such Stockholder is a party or by or to which such Stockholder or any of his, her, or its assets is bound or subject.

         5.3. TITLE TO SHARES, ETC. Such Stockholder owns, as of the date hereof, and will own, as of the Closing, in each case both of record and beneficially, the shares of the Company's capital stock indicated opposite such Stockholder's name in the attached Merger Consideration Schedule, all free and clear of Liens. Such Stockholder does not own, either legally or beneficially, any other shares of capital stock or other securities of the Company.

         5.4. INVESTMENT REPRESENTATIONS. Each Stockholder who is listed in the attached Merger Consideration Schedule as receiving Consideration Shares, severally and not jointly, hereby represents and warrants, with respect to himself, herself, or itself only, as follows:

                  (a) ACCREDITATION; INVESTMENT INTENT. Such Stockholder is acquiring the Consideration Shares for his or her own account, for investment only, and not with a view to, or for sale in connection with, any distribution of the Consideration Shares in violation of the Securities Act, any rule or regulation thereunder, or any applicable state securities laws.

                  (b) INFORMATION. Such Stockholder has had the opportunity to ask questions of and receive answers from the officers of OSI and has received such other information with respect to OSI's business, financial condition, affairs, and prospects as he or she has deemed necessary or desirable in connection with his or her acquisition of Consideration Shares.

                  (c) SOPHISTICATION. Such Stockholder has sufficient experience in business, financial, and investment matters to be able to evaluate the relative merits and risks involved in his acquisition of Consideration Shares and to make an informed investment decision with respect to such acquisition.

                  (d) ABILITY TO BEAR RISK. Such Stockholder can afford a complete loss of his or her investment in Consideration Shares and is able to bear the economic risk of holding Consideration Shares for an indefinite period.

                  (e) RESTRICTED SECURITIES. Such Stockholder understands that (i) the Consideration Shares have not been registered under the Securities Act or any other applicable securities laws, and are "restricted securities" within the meaning of Rule 144 under the Securities Act, (ii) Consideration Shares cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act and other applicable securities laws, or unless exemptions from such registration requirements are available, and (iii) any certificate representing Consideration Shares will bear a restrictive legend referring to the restrictions on transfer imposed by applicable securities laws.

         5.5. DISCLOSURE. No representation or warranty of such Stockholder in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by such Stockholder in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         6. REPRESENTATIONS AND WARRANTIES OF OSI AND MERGER SUB. OSI and Merger Sub, jointly and severally, hereby represent and warrant to the Stockholders as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached OSI Disclosure Schedule:

         6.1. INCORPORATION; AUTHORITY. Each of OSI and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

         6.2. AUTHORIZATION AND ENFORCEABILITY. Each of OSI and Merger Sub has all requisite power and full legal right and authority (including due approval of its Board of Directors) to enter into this Agreement, to perform all of its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of OSI and Merger Sub and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

         6.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NONCONTRAVENTION, ETC. Except for the filing of the Merger Certificates, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, not already made or obtained, is required on the part of OSI or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of OSI's or Merger Sub's Certificate of Incorporation or by-laws, (b) any Law, or (iii) any agreement, instrument, or other obligation to which OSI or Merger Sub is a party or by or to which either of them or any of their respective assets is bound or subject.

         6.4. MERGER SUB. Merger Sub has been organized for the specific purpose of engaging in the Merger and the other transactions contemplated hereby and has not incurred any material liabilities, conducted any material business, or entered into any material contracts or commitments, in each case except such as are in furtherance of or incidental to such transactions.

         6.5. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of OSI or Merger Sub in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.6. RELEASE OF GUARANTY. If the Merger is consummated, OSI and the Surviving Corporation will cause Tom Black ("Black") to be released from his obligations under the Bank of America guaranty as set forth in Section 4.9 of the Company Disclosure Schedule within 30 days after the Closing Date; and in any event will indemnify, defend, and hold harmless Black from and against any Damages he may incur in respect of those guaranties.

         6.7. FINANCIAL STATEMENTS AND RELATED MATTERS. The Stockholders have received or been given access to copies of the audited consolidated balance sheet of OSI as of December 31 2000, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, together with the related audit report of PricewaterhouseCoopers LLP, the Company's independent auditors, with respect to such financial statements.

         The Stockholders have also received or been given access to copies of the unaudited consolidated balance sheet of OSI as of October 31, 2001 (the "OSI Most Recent Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity, and cash flows for the ten-month period ended on that date.

         All of the financial statements referred to in the preceding two paragraphs were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (in the case of the interim financial statements referred to in the preceding paragraph, subject to the absence of footnotes and to adjustments consisting of normal year-end accruals, the effect of which absence of year-end accruals, both individually and in the aggregate, is not material). Each such balance sheet fairly presents the consolidated financial condition of OSI as of its date; and each such statement of income, changes in stockholders' equity, or cash flows fairly presents the consolidated results of operations, changes in stockholders' equity, or cash flows, as the case may be, of OSI for the period covered thereby.

         Since the date of the OSI Most Recent Balance Sheet, there has not been any material adverse change in OSI's condition (financial or otherwise), operations, business, assets, rights, liabilities, obligations, or prospects.

         Except to the extent reflected or reserved against in the OSI Most Recent Balance Sheet, or incurred after the date of such balance sheet in the ordinary course of business other than in connection with transactions with its Affiliates, OSI has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including in respect of matters that are the subject of other or more specific representations and warranties set forth in this Agreement.

         6.8.     TAXES.

         (a) FILING OF TAX RETURNS AND PAYMENT OF TAXES. OSI has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by OSI have been paid, and OSI will not be liable for any additional Taxes in respect of any taxable period ending on or before the date of the Closing in an amount that exceeds the corresponding reserve therefor, if any, reflected in its accounting records.

         (b) AUDIT HISTORY. No taxing authority has ever audited or notified OSI of an intention to audit any Tax Return of OSI.

         (c) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against OSI.

         (d)      LIENS. There are no Liens for Taxes on the assets of OSI.

         (e) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of OSI's knowledge, threatened, against or with respect to (i) OSI, or (ii) any Affiliated Group with respect to a taxable period during which OSI was a member of such Affiliated Group.

         (f) NO FAILURES TO FILE TAX RETURNS. No claim has ever been made by a taxing authority in a jurisdiction where OSI does not pay Tax or file Tax Returns that OSI is or may be subject to Taxes assessed by such jurisdiction.

         (g) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. OSI is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

         (h) WITHHOLDING TAXES. OSI has withheld and paid all Taxes required to have been withheld or paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

         6.9. CAPITALIZATION. OSI's authorized and outstanding capital stock and outstanding stock purchase warrants and stock options are as set forth in the attached Summary of OSI's Capitalization, and OSI does not have outstanding any other securities. All of the outstanding shares of OSI's capital stock are duly authorized, validly issued, fully paid, and non-assessable, were issued in compliance with all applicable Laws, including securities laws, and all applicable preemptive or similar rights of any person. No person has any valid right to rescind any purchase of OSI's capital stock or other securities.

         Except as indicated in the attached Summary of OSI's Capitalization, there are no outstanding convertible or exchangeable securities, options, warrants, or other rights to acquire from OSI any capital stock or other securities, nor any agreements or other obligations to which OSI is a party or by which it is bound to purchase or sell any capital stock or other securities. There are no outstanding rights to require OSI to repurchase any shares of its capital stock, other than pursuant to its certificate of incorporation, as amended and restated and in effect as of the date hereof.

         6.10. DISCLOSURE. No representation or warranty of OSI or Merger Sub in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by OSI or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         7. COVENANTS. If the Merger is consummated, then effective as of the Effective Time, each of the Stockholders, severally and not jointly, covenants, as to himself, herself, or itself only, as follows; provided, that
Section 7.2 only applies to the following persons, and not to the other Stockholders, Black, Bill King, Lyle Graesser, and Dave Anderson (collectively, the "Majority Stockholders"); the other provisions of this Section 7 apply to all of the Stockholders:

         7.1. CONFIDENTIAL INFORMATION. Each of the Stockholders will maintain the confidentiality of all confidential, sensitive, or proprietary information of the Company and the Surviving Corporation, including with respect to its businesses, finances, affairs, and technology, which will be and remain the exclusive property of the Surviving Corporation; and unless previously authorized in writing by OSI, and except with respect to information that has otherwise become public through no action or omission on his part, he will not disclose any such information to any third party, or use it for any purpose other than (if applicable) in the discharge of his or her employment or consulting responsibilities in the ordinary course of the Surviving Corporation's business.

         7.2. NON-COMPETITION, ETC. During the Restricted Period, each of the Majority Stockholders will not engage, directly or indirectly (except as a stockholder, director, officer, consultant, or employee of OSI or the Surviving Corporation), in the businesses of software development, service (other than hardware), and sales for image-based proof of deposit systems, item processing, and reconciliation for the financial services sector, or in any other business in which the company was engaged as of the closing date, whether as a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity; provided, that this will not prohibit any such person from serving or acting in any such capacity for a publicly held company that is engaged in any such business, so long as such person is not involved in any manner in the development, marketing, sales, management, or oversight of such business. Notwithstanding the foregoing, Dave Anderson will be entitled to engage, with respect to Rec-Check, Inc. only, in such activities relating to the development of software to identify, track and report (using imaging and also manually) the income and expense coding of checks and deposits for customers of financial institutions.

         7.3. NON-SOLICITATION OF EMPLOYEES, ETC. During the Restricted Period, the Stockholder will not directly or indirectly recruit, solicit, induce, or attempt to induce any of the current employees or independent contractors of OSI or any of its subsidiaries (including the Surviving Corporation) to terminate their employment or contractual relationship with OSI or its subsidiary; and the Stockholder will not assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

         7.4. NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, ETC. During the Restricted Period, the Stockholder will not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from the Surviving Corporation any of the business or patronage of any customers, clients, accounts, vendors, or suppliers, who were customers, clients, accounts, vendors, or suppliers of the Company at any time during the two (2) year period preceding the Closing, or induce or attempt to induce any such person to reduce the amount of business it does with the Surviving Corporation; and the Stockholder will not assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

         7.5. EQUITABLE REMEDIES. Each Stockholder hereby acknowledges that any breach by him, her, or it of his, her, or its obligations under this Section 7 would cause substantial and irreparable damage to OSI and the Surviving Corporation, for which money damages would be an inadequate remedy, and accordingly, acknowledges and agrees that each of OSI and the Surviving Corporation will be entitled to an injunction, specific performance, and other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which they may be entitled in respect of any such breach).

         7.6. MODIFICATION. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 7 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or of the remainder of such section.

         7.7. ASSIGNMENT OF INVENTIONS. Such Stockholder hereby assigns, transfers, and delivers to the Company all rights, titles, and interests in and to all inventions, improvements, discoveries, developments, processes, software, mask works, and works of authorship, whether patentable or copyrightable or not, and all related intellectual property rights, that relate to the Company's business as previously or currently conducted and that were created, made, conceived, or reduced to practice by such Stockholder or under his, her, or its direction or by him, her, or it jointly with others, in each case, during the period in which such Stockholder has been an employee or contractor of the Company up to and including the date of this Agreement, excluding only such of these things as do not relate in any way to any business in which the Company has or is engaged (collectively, subject to such exclusion, all of the foregoing, "Inventions"). If requested by OSI, such Stockholder will assist it to apply for and obtain any patents or copyright registrations relating to any Inventions, and will execute and deliver to OSI all related applications and other documents, all at OSI's expense. Such Stockholder hereby appoints OS (with power of substitution) as his, her, or its agent and attorney-in-fact to execute and deliver or file any such document in his, her, or its name and on his, her, or its behalf. This power of attorney is irrevocable and coupled with an interest on the part of OSI.

         8. RELEASES. If the Merger is effected, then effective as of the Effective Time, each of the Stockholders, severally and not jointly, for himself, herself, or itself and his, her, or its heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation from any and all Damages, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, or events occurring at or before the Effective Time, including (i) all rights to indemnification or contribution, including in connection with services rendered to the Company as an officer, director, employee, or in any other capacity, in respect of the representations, and other terms of this Agreement, or in respect of the Merger and the other transactions contemplated by this Agreement), and (ii) all rights with respect to shares of the Company's capital stock and other equity securities and options, warrants, and other rights to acquire such shares or securities, but excluding Damages and rights of indemnification arising expressly under this Agreement and claims for accrued but unpaid salaries and reimbursable expenses. Furthermore, if the Merger is effected, then effective as of the Effective Time, each of the Stockholders, severally and not jointly, hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to the Surviving Corporation, or otherwise to seek any recourse against the Surviving Corporation, in respect of any matter hereby released or purported or attempted to be released.

         9.       INDEMNIFICATION.

         9.1. INDEMNIFICATION BY OSI AND THE SURVIVING CORPORATION. Subject to the limitations set forth in Section 9.5 hereof, OSI and Merger Sub (including, if the Merger is consummated, the Surviving Corporation), jointly and severally, will indemnify, defend, and hold harmless each of the Stockholders from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach of any representation, warranty, covenant, agreement, obligation, or undertaking made by OSI or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of either of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby.

         9.2.     INDEMNIFICATION BY THE STOCKHOLDERS AND THE COMPANY.

         (a) PRO RATA INDEMNIFICATION. Subject to the limitations set forth in Section 9.5 hereof, each of the Stockholders, severally and not jointly, will indemnify, defend, and hold harmless OSI and Merger Sub (including, if the Merger is consummated, the Surviving Corporation), from and against such Stockholder's Pro Rata Portion of any and all Damages related to or arising, directly or indirectly, out of or in connection with:

                  (i) any breach of any representation, warranty, covenant, agreement, obligation, or undertaking made by any Stockholder or the Company (excluding the several representations, warranties, covenants, agreements, obligations, and undertakings of the Stockholders set forth in Sections 5, 7, and 8 hereof) in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of any of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby;

                  (ii) any litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) currently pending;

                  (iii) any liability of the Company for Taxes in respect of any action, omission, transaction, business, or period on or before the Closing Date, to the extent that such liability exceeds any corresponding reserve therefor reflected in the Most Recent Balance Sheet;

                  (iv)     the Bank of Naples Dispute;

                  (v)      the OnTrack Dispute;

                  (vi) any failure to qualify to do business as a foreign corporation in any jurisdictions in which the natures of its properties and activities makes such qualification necessary; or

                  (vii) the failure to have any persons who have participated in the creation or development of the Intellectual Properties owned or purported to be owned by the Company execute and deliver to the Company effective assignments to the Company of all of their respective rights, titles, and interests in and to such Intellectual Properties.

         For the avoidance of doubt, the matters referred to in the preceding clauses (ii) through (vii) are indemnifiable regardless of whether disclosed and regardless of whether a breach of this Agreement.

         (b) SEVERAL INDEMNIFICATION. Subject to the limitations set forth in Section 9.5 hereof, each Stockholder, severally and not jointly, will indemnify, defend, and hold harmless OSI, and if the Merger is consummated, the Surviving Corporation, from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by such Stockholder of any several representation, warranty, covenant, agreement, obligation, or undertaking made by such Stockholder in Sections 5, 7, or 8 of this Agreement.

         9.3. CLAIMS. In the event that any party hereto (the "Indemnified Party") desires to make a claim against another party hereto (the "Indemnifying Party," which term includes all indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto, provided, that failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this section except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

         Upon receipt of such notice from the Indemnified Party, the Indemnifying Party will be entitled to participate in the defense of such Third-Party Claim. If each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party will have the authority to negotiate, compromise, and settle such Third-Party Claim, provided, that the Indemnifying Party will not agree to any settlement of such Third-Party Claim that does not include an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim:

                  (i) The Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third-Party Claim and provides assurances and security reasonably satisfactory to the Indemnified Party to ensure that such indemnification can and will be paid; and

                  (ii) The Indemnified Party does not give the Indemnifying Party written notice, within 20 days after such Indemnified Party's receipt of the notice required by the preceding clause (i), that the Indemnified Party's counsel has determined, in its reasonable opinion, that an irreconcilable conflict of interest make separate representation by the Indemnified Party's counsel advisable.

         The Indemnified Party will retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but such Indemnified Party will bear and will be solely responsible for its own costs and expenses in connection with such participation.

         9.4. PAYMENT OF CLAIMS. In the event of any claims for indemnification hereunder, the claimant will advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, such other party will pay the full amount thereof within ten days after the expiration of such period. Any amount payable by an Indemnifying Party in respect of indemnification pursuant to this Agreement may be set off and deducted by the Indemnified Party from and against any amounts that may otherwise be or become payable by such Indemnified Party to such Indemnifying Party.

         To the greatest practicable extent, indemnification payments hereunder by the Stockholders will be made by paying one-third (1/3) in cash and two-thirds (2/3) by return of Consideration Shares. For this purpose, Consideration Shares will be valued at $9.32 per share

(such amount to be proportionately adjusted to reflect stock splits, stock dividends, reverse stock splits, and similar events affecting OSI's Common Stock and occurring after the Closing Date).

         9.5.     LIMITATIONS OF LIABILITY.

         (a) DEDUCTIBLE. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder unless and until such time as the aggregate amount of Damages for which (i) OSI, and if the Merger is not consummated, also Merger Sub, or if the Merger is consummated, also the Surviving Corporation, on the one hand, or (ii) the Stockholders, and if the Merger is not consummated, the Company, on the other, are otherwise entitled to indemnification pursuant to this Agreement exceeds $62,500, whereupon such Indemnified Parties will be entitled to indemnification for the amount by which all such Damages exceed $62,500; provided, that Damages in respect of Unlimited Claims will be indemnifiable in full and will not be subject to the limitation set forth in this Section 9.5(a).

         (b) MAXIMUM LIABILITY. If the Merger is consummated, the maximum liability of any Stockholder for indemnification hereunder will not exceed the value of the Merger Consideration into which such Stockholder's shares of the Company's capital stock are converted in the Merger. For this purpose, Consideration Shares will be valued at $9.32 per share (such amount to be proportionately adjusted to reflect stock splits, stock dividends, reverse stock splits, and similar events affecting OSI's Common Stock and occurring after the Closing Date).

         (c) TIME LIMIT. No Indemnifying Party will be liable for indemnification in respect of any Limited Claim unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto by (i) with respect to a Majority Stockholder, the fifth anniversary of the Closing Date, and (ii) with respect to a Minority Stockholder, the second anniversary of the Closing Date.

         Claims for indemnification in respect of Unlimited Claims will not be subject to any time limits except as may be imposed by applicable law.

         10.      DEFINITIONS. As used in this Agreement:

         All terms are gender-neutral.

         Where a term is defined in the singular, its plural has a comparable meaning, and vice versa (e.g., "Stockholder" means any one of the "Stockholders").

         "Affiliate" means, with respect to any person, any other person (i) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that person, or (ii) who is a family member or relative of any person described in the preceding clause (i). When used with reference to the Company, the term "Affiliate" includes the Stockholders and Tecniflex, Inc. ("Tecniflex"), a Tennessee corporation.

         "Affiliated Group" has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local, or foreign income Tax law.

         "copy" or "copies" (regardless of whether capitalized) refer to true, correct, and complete copies of the indicated document, including any and all related amendments, supplements, waivers, and the like.

         "Damages" means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

         "including" (regardless of whether capitalized) means including without limitation.

         "Indebtedness" means, with respect to the Company, any and all (a) indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) indebtedness created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien,
(e) obligations under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) liability in respect of banker's acceptances or letters of credit, and (g) indebtedness of any type referred to in clauses (a), (b), (c), (d), (e), or (f) above that is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

         "knowledge" (regardless of whether capitalized) includes both actual knowledge and (except where specifically stated otherwise) the knowledge that the indicated person(s) would have after conducting a reasonable investigation. When used with the respect to the Company, "knowledge" means the actual knowledge of any of the following persons and (except where specifically stated otherwise) the knowledge that any of the following persons would have after conducting a reasonable investigation: Kathy Ebbert, Amy Levy, Black, Bill King, Lyle Graeser, Jim Graybeal, and Stan Lewis.

         "Laws" means any and all federal, state, local, municipal, administrative, foreign, international, multinational, and other statutes, regulations, laws, ordinances, codes, treaties, rules, judgments, orders, decrees, injunctions, writs, and awards of any governmental authority, including legislatures, executives, regulatory and administrative authorities, agencies, commissions, courts, tribunals, and judicial and arbitral bodies.

         "Liens" means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except, in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws.

         "Limited Claims" means claims for indemnification hereunder, to the extent that such claims relate to any breach or alleged breach (other than as a result of fraud or intentional misrepresentation) of any representation or warranty set forth in any of the following sections of this Agreement: 4.6 ("Financial Statements"); 4.7 ("Absence of Certain Changes"); 4.8 ("Properties, Leases, Etc."); 4.14 ("Safety and Environmental Matters"); 4.15 ("Labor Relations"); 4.16 ("Litigation") (other than to the extent that Section 4.16 relates to proceedings that are actually pending as of the Closing Date); 4.17 ("Contracts"), 4.18 ("Insurance"); 4.19 ("Bank Accounts, Signing Authority, Powers of Attorney"); 4.20 ("Personnel"); 4.22 ("Compliance with Other Agreements, Laws, Etc."), 4.23 ("Suppliers and Customers"), or (to the extent that it relates to any of the foregoing representations and warranties) 4.24 ("Disclosure"), or Section 6.7 ("Financial Statements and Related Matters") or (to the extent that it relates to the representations or warranties in Section 6.7) Section 6.10 ("Disclosure").

         "Material Adverse Effect" means a material adverse effect on (i) the Company's condition (financial or otherwise), operations, business, assets, rights, liabilities, obligations, or prospects, or (ii) the Company's or any Stockholders' right, power, authority, or ability to consummate the Merger or the other transactions contemplated by this Agreement.

         "Minority Stockholders" means all Stockholders other than the Majority Stockholders.

         "person" (regardless of whether capitalized) means any natural person, entity, or association, including any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

         "Pro Rata Portion" means, with respect to a Stockholder, the percentage indicated opposite such Stockholder's name below:

     Name                                                         Pro Rata Portion
     ----                                                         ----------------
     Name                                                         Pro Rata Portion
     ----                                                         ----------------
Bill King                                                               34.03%
Tom Black                                                               34.88%
Lyle Graesser                                                           13.88%
Dave Anderson                                                           11.74%
Stan Lewis                                                               2.32%
Bob Burmeister                                                           0.99%
Brian Stonecypher                                                        0.99%
Lisa Nady                                                                0.33%
Chuck Blackburn                                                          0.33%
Jim Graybeal                                                             0.17%
Wayne Gangl                                                              0.10%
Chris Carter                                                             0.08%
ReNee Lysne                                                              0.07%
Cynthia Pickrell                                                         0.07%
Kendra Tucker                                                            0.02%
                                                                         ----
     TOTAL:                                                               100%
                                                                         ====

         "Restricted Period" means the period beginning on the Closing Date and ending on (i) with respect to the Majority Stockholders, the fifth anniversary thereof, and (ii) with respect to the Minority Stockholders, the second anniversary thereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

         "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         "Unlimited Claims" means claims for indemnification hereunder, to the extent that they are not Limited Claims.

         11.      GENERAL.

         11.1. COOPERATION. Each of the parties will cooperate with the others and use its best reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

         11.2. SURVIVAL OF PROVISIONS. The terms of this Agreement, including the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party, and will survive the Closing and the consummation of the Merger and the other transactions contemplated hereby. Each party represents and warrants that he or it has NOT relied on any statement made or allegedly made by any other party or his or its agents or representatives (whether in writing, orally, or otherwise) in connection with the transactions contemplated hereby other than as set forth in this Agreement and the other documents executed and delivered in connection with this Agreement.

         11.3. EXPENSES. OSI, on the one hand, and the Stockholders, on the other, each will be responsible for and will pay all of its or their own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and no expenses in connection with such transactions will be charged by any Stockholder to the Company.

         11.4. BENEFITS OF AGREEMENT; NO ASSIGNMENTS; NO THIRD-PARTY BENEFICIARIES. This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, and any attempt to do so will be void. Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns.

         11.5. ABOUT THIS AGREEMENT. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

         The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

         11.6. WAIVERS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

         11.7. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby, contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof.

         11.8. NOTICES. All notices, requests, payments, instructions, or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective two business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

         (a) If to OSI, Merger Sub, or the Surviving Corporation, to or in care of:

                  Open Solutions Inc.
                  300 Winding Brook Drive
                  Glastonbury, Connecticut 06430

                  Telecopier No. (860) 815-5661
                  with a copy sent at the same time and by the same means to:

                  Brian Keeler, Esq.
                  Bingham Dana LLP
                  150 Federal Street
                  Boston, Massachusetts 02110

                  Telecopier No. (617) 951-8736

         (b)      If to the Company, prior to the Effective Time, to:

                  Kathy Ebbert
                  Imagic Corporation
                  P.O. Box 2307
                  Brentwood, Tennessee 37024

                  Telecopier No. (615) 373-1047

                  with a copy sent at the same time and by the same means to:

                  Lee Dilworth, Esq.
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street, 18th  Floor
                  Nashville, Tennessee 37238

                  Telecopier No. (615) 251-1059

         (c) If to any Stockholder, to the address indicated next to such Stockholder's signature on the signature pages hereto, with a copy sent at the same time and by the same means to:

                  Tom Black
                  9010 Overlook Boulevard
                  Brentwood, Tennessee 37027

                  Telecopier No. (615) 565-3231

         11.9. GOVERNING LAW. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, as applied to contracts under seal made, and entirely to be performed, within Delaware, and without reference to principles of conflicts or choice of laws.

         11.10. AMENDMENT OR TERMINATION. This Agreement may be amended, modified, supplemented, or terminated at any time prior to the Effective Time (regardless of whether before or after approval of this Agreement or the Merger by any party or the directors or stockholders of any party) by the written consent of (i) OSI, (ii) the Company, and (iii) the holders of at least a majority of the outstanding shares of the Company's Common Stock (as shown in the attached Merger Consideration Schedule) (provided, that no amendment, modification, or supplement that materially and adversely affects any one or more Stockholders, but not all of the Stockholders, will be effective without the written consent of such materially and adversely affected Stockholder(s).

         11.11. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.12. INFORMATION RIGHTS. Until the closing of a public offering of OSI's Common Stock, OSI will provide Black with annual and quarterly financial statements of OSI as promptly as is reasonably practicable after each such set of financial statements is prepared and finalized. OSI will answer reasonably promptly any reasonable questions posed to OSI by Black in connection with the information contained in such financial statements. Black may provide copies of such financial statements to the other Stockholders. Each of the Stockholders will maintain the confidentiality of such financial statements, the information disclosed therein, and any other information disclosed pursuant to this Section 11.12, whether written or oral, which will be and remain the exclusive property of OSI; and unless previously authorized in writing by OSI, and except with respect to information that has otherwise become public through no action or omission on his part, he will not disclose any such information to any third party, or use it for any purpose other than monitoring his or her investment in OSI.

              [The rest of this page is intentionally left blank.]

         Executed and delivered under seal as of the date first above written.

OSI:                                 OPEN SOLUTIONS INC.

                                     By: /s/ Louis Hernandez, Jr.
                                         ---------------------------------------
                                         Name:
                                         Title:

MERGER SUB:                          OSI MERGER CORPORATION

                                     By: /s/ Michael D. Nicastro
                                         ---------------------------------------
                                         Name:  Michael D. Nicastro
                                         Title: President

COMPANY:                             IMAGIC CORPORATION

                                     By: /s/ Kathy S. Ebbert
                                         ---------------------------------------
                                         Name:  Kathy S. Ebbert
                                         Title: President and CEO

STOCKHOLDERS:                        /s/ Stanley Lewis
                                     -------------------------------------------
                                     [Name]    Stanley Lewis
                                     [Address] 1150 Woodridge Way
                                               Canton, GA 30114

                                     /s/ Lisa Nady
                                     -------------------------------------------
                                     [Name]    Lisa Nady
                                     [Address] 715 Cimmaron Dr.
                                               Nevada, IA 50201

                                     /s/ Brian Stonecypher
                                     -------------------------------------------
                                     [Name]    Brian Stonecypher
                                     [Address] 28 Pine Ridge Dr.
                                               Cartersville, GA 30120

                                     /s/ Charles Blackburn
                                     -------------------------------------------
                                     [Name]    Charles Blackburn
                                     [Address] 6103 Murray Ln.
                                               Brentwood, TN 37027

                                     /s/ Lyle D. Graesser
                                     -------------------------------------------
                                     [Name]    1125 S. Carriage
                                     [Address] Springfield, Missouri 65809
                                               Lyle D. Graesser

                                     /s/ Christopher Carter
                                     -------------------------------------------
                                     [Name]    Christopher Carter
                                     [Address] 2651 Laurelwood Road
                                               Atlanta, GA 30360

                                     /s/ Tom Black
                                     -------------------------------------------
                                     [Name]    Tom Black
                                     [Address] 6204 Harding Rd.
                                               Nashville, TN 37205

                                     /s/ Kendra Tucker
                                     -------------------------------------------
                                     [Name]    Kendra Tucker
                                     [Address] 4452 South Trace Blvd.
                                               Old Hickory, TN 37138

                                     /s/ David F. Anderson
                                     -------------------------------------------
                                     [Name]    David F. Anderson
                                     [Address] 25691 Country Club Road
                                               Nevada, IA 50201

                                     /s/ Wayne Gangl
                                     -------------------------------------------
                                     [Name]    Wayne Gangl
                                     [Address] 1354 6th Street, NW
                                               Buffalo, MN 55313

                                     /s/ Jim P. Graybeal
                                     -------------------------------------------
                                     [Name]    Jim P. Graybeal
                                     [Address] 10028 S. Matthew Ln.
                                               Highlands Ranch, CO

                                     /s/ Renee L. Lysne
                                     -------------------------------------------
                                     [Name]
                                     [Address] 800 Preston Glen Circle #105
                                               Canton, GA 30114

                                     /s/ Robert W. Burmeister
                                     2144 Ridge Wood Ct.
                                     -------------------
                                     [Name]
                                     [Address]

                                     /s/ Cynthia P. Pickrell
                                     -------------------------------------------
                                     [Name]    5056 Shannon Way
                                     [Address] Mableton, GA 30126

                                     /s/ William B. King
                                     -------------------------------------------
                                     [Name]    William B. King
                                     [Address] 3946 Woodlawn Dr.
                                               Nashville, TN 37205

                             EXHIBITS AND SCHEDULES

EXHIBITS

     A-1 and A-2           Merger Certificates

     B                     Escrow Agreement

     C                     Consulting Agreement with Tecniflex, Inc.

SCHEDULES

Closing Documents Schedule

Merger Consideration Schedule

Company Disclosure Schedule

OSI Disclosure Schedule

                                Omitted Schedules

         Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, Open Solutions Inc. (the "Company") has, with respect to the Agreement and Plan of Merger and Reorganization between the Company, OSI Merger Corporation, Imagic Corporation and the stockholders listed therein dated December 14, 2001, omitted to file the schedules listed herewith. These schedules will be supplementally furnished to the Commission upon request.